Exhibit 10.3

Impact Diagnostics, Inc.

July 1, 2004

Duncan Capital LLC

830 Third Avenue

14th Floor

New York, NY  10022

Attn: David Skirloff

RE:                            MERGER AGREEMENT

Gentlemen:

Reference is made to the Merger Agreement dated the date of this letter (the “Merger Agreement”) among Impact Diagnostics, Inc. (“Impact”), Impact Acquisition Corp. (“Merger Sub”) and Grant Ventures, Inc. (“Grant Ventures”). Pursuant to the Merger Agreement, among other things (i) Acquisition Corp will be merged with and into Impact and Impact will become a wholly-owned subsidiary of Grant Ventures and (ii) each stockholder of Impact will be entitled to receive one (1) share of common stock of Grant Ventures (“Grant Ventures Common Stock”) in exchange for each share of common stock of Impact (“Impact Common Stock”) which it owned immediately prior to the time of the Merger.  Concurrently with the closing of the transactions contemplated by the Merger Agreement, Grant Venture will also complete the sale of Grant Venture Common Stock and warrants to purchase Grant Venture Common Stock in a private placement exempt from the registration under the Securities Act of 1933, as amended (the “Private Placement”).

In connection with the completion of the Merger and Private Placement, Grant Ventures will issue to you a warrant to purchase 2,670,000 shares of Grant Ventures Common Stock  and a warrant to purchase 545,000 shares of Grant Ventures Common Stock (collectively, the “Warrants”).

The certificate of incorporation of Grant Ventures currently authorizes Grant Ventures to issue 50 million shares of Grant Venture Common Stock.  After taking into account the current outstanding shares of Grant Ventures Common Stock, Grant Ventures would be required to issue more than its authorized 50 million shares of common stock in order to complete the Merger and Private Placement.  Grant Ventures plans to solicit the approval of its stockholders to increase the amount of authorized shares of common stock to at least 65 million shares (as adjusted for stock splits and other recapitalization events)  (“Authorized Stock Increase”), but it will not be able to do so until after the closing of the Merger.  Accordingly, it will be necessary to delay until after receipt of stockholder approval of the Authorized Stock Issuance the issuance to certain Impact stockholders of certain of the Grant Venture Common Stock which they otherwise would be entitled to receive as a result of the Merger.

In order to enable Grant Ventures to complete the Merger and the Private Placement, and for other good and valuable consideration the receipt of which you hereby acknowledge, you hereby agree and consent that, notwithstanding anything to the contrary contained in the Merger Agreement or in the Warrants, you will be entitled to exercise the Warrants for only 1,000,000 shares of Grant Ventures Common Stock and you will not be entitled to exercise the Warrants for the remaining 2,215,000 shares of Grant Ventures Common Stock until such time as the certificate of incorporation of Grant Ventures has been amended to authorize Grant Ventures to issue at least 65 million shares of Grant Venture Common Stock.

Following completion of the Merger, this Agreement will be for the benefit of both Impact and Grant Ventures and may be enforced by either of them.

This Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and to be performed therein (without giving effect to principles of choice of law).

Please acknowledge your agreement to the foregoing by executing this letter in the designated space below.

Very truly yours,
Impact Diagnostics, Inc.

By:

ACCEPTED AND APPROVED:

DUNCAN CAPITAL LLC

By:
Name: David Skirloff
Title: Managing Director